Exhibit 1

TARO PHARMACEUTICAL INDUSTRIES LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Haifa Bay, Israel
June 28, 2006

     Notice is hereby given that an Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting” or the “Meeting”) of Taro Pharmaceutical Industries Ltd. (the “Company”) will be held on Thursday, July 27, 2006 at 8:00 a.m. (Israel time), at the offices of the Company, 14 Hakitor Street, Haifa Bay, Israel for the following purpose:

To re-elect the Company’s two Statutory Independent Directors, as defined under Israeli law, to the Board of Directors for additional three-year terms and to approve the grant of stock options to the Statutory Independent Directors.

     Shareholders of record at the close of business on Wednesday, June 21, 2006 are entitled to notice of and to vote at the Meeting. All shareholders are cordially invited to attend the Extraordinary General Meeting in person.

     Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and to return it promptly in the pre-addressed envelope provided. No postage is required if mailed in the United States. You may also submit your proxy vote by telephone or via the Internet by following the proxy voting instructions included with the enclosed materials. Shareholders who subsequently revoke their proxies may vote their shares in person.

By Order of the Board of Directors,

Barrie Levitt, M.D.
Chairman of the Board of Directors

TARO PHARMACEUTICAL INDUSTRIES LTD.
14 Hakitor Street
Haifa Bay 26110, Israel

PROXY STATEMENT

     This Proxy Statement is furnished to the holders of Ordinary Shares, nominal (par) value NIS 0.0001 each (the “Ordinary Shares”), of Taro Pharmaceutical Industries Ltd. (the “Company”) in connection with the solicitation by the Board of Directors of proxies for use at the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting” or the “Meeting”), or any postponement or adjournment thereof, pursuant to the accompanying Notice of Extraordinary General Meeting of Shareholders. The Meeting will be held on Thursday, July 27, 2006 at 8:00 a.m. (Israel time) at the offices of the Company, 14 Hakitor Street, Haifa Bay, Israel.

     It is proposed that, at the Meeting, the shareholders approve the re-election of the Company’s two statutory independent directors, as defined under Israeli law (“Statutory Independent Directors”), to the Board of Directors for additional three-year terms and the grant of an aggregate of 22,500 stock options to each Statutory Independent Director as follows: 5,000 options to be granted on January 10, 2007, 7,500 options to be granted on January 9, 2008 and 10,000 options to be granted on January 14, 2009.

     A form of proxy for use at the Meeting and a return envelope for the proxy are also enclosed. Proxy votes may also be submitted by telephone or via the Internet by following the proxy voting instructions included with the enclosed materials. Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Meeting.

     Unless otherwise indicated on the form of proxy, shares represented by any proxy in the enclosed form, if the proxy is properly executed and received by the Company prior to the Meeting, will be voted in favor of the matters to be presented at the Meeting, as described above. The Board of Directors of the Company is soliciting proxies for use at the Meeting.

     Only shareholders of record at the close of business on Wednesday, June 21, 2006 will be entitled to vote at the Extraordinary General Meeting. Proxies are being mailed to shareholders on or about June 28, 2006 and will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, fax or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Ordinary Shares.

Proposal 1 — RE-ELECTION OF STATUTORY INDEPENDENT DIRECTORS; STOCK OPTION GRANTS TO STATUTORY INDEPENDENT DIRECTORS

     At the Extraordinary General Meeting, it is intended that proxies (other than those directing the proxy holders not to vote for the listed nominees) will be voted for the re-election of the Company’s two Statutory Independent Directors who, if elected, will each hold office for an additional three-year term, unless their office is earlier vacated under any relevant provision of law or our Articles of Association.

     Under the Israel Companies Law – 1999 (the “Companies Law”), companies incorporated under the laws of the State of Israel whose shares are listed for trading on a stock exchange or have been offered to the public by a prospectus and are held by the public are required to elect at least two Statutory Independent Directors.

     The Companies Law further provides that a person may not be initially elected as a Statutory Independent Director if the person or the person’s relative (as defined in the Companies Law), partner, employer or any entity under the person’s control has, as of the date of the person’s election to serve as a Statutory Independent Director, or had, during the two years preceding that date, any affiliation (as defined below) with:

a)	our company;

b)	any entity controlling our company; or

c)	any entity controlled by our company or under common control with our company.

     The term “affiliation” includes an employment relationship, a business or professional relationship maintained on a regular basis, control of the company, or service as an office holder (as defined below).

     The Companies Law defines the term “office holder” as a director, general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of the forgoing positions without regard to such person’s title, or any manager that reports directly to the general manager.

     The Companies Law further provides that no person can serve as a Statutory Independent Director if the person’s other positions or other business creates, or may create, a conflict of interest with the person’s responsibilities as a Statutory Independent Director or may otherwise interfere with the person’s ability to serve as a Statutory Independent Director.

     Until the lapse of two years from termination of office, a company may not engage a Statutory Independent Director to serve as an office holder and cannot employ or receive services from such person, either directly or indirectly, including through a corporation controlled by such person.

     A person shall be qualified to serve as a Statutory Independent Director only if he or she possesses accounting and financial expertise or professional qualifications, as such terms are defined in the regulations promulgated under the Companies Law. At least one Statutory Independent Director must possess accounting and financial expertise.

     The initial term of a Statutory Independent Director is three years and may be extended for an additional three-year term. A Statutory Independent Director may be removed from office only by the same percentage of shareholders as is required for election or by a court, if the Statutory Independent Director ceases to meet the statutory qualifications for appointment or if he or she violates their duty of loyalty to the company. Each committee of a company’s board of directors is required to include at least one Statutory Independent Director, except for the audit committee which is required to include all the Statutory Independent Directors. Each Statutory Independent Director must receive the same remuneration, which must be fixed and agreed upon with the company prior to the acceptance of the nomination.

     Our Statutory Independent Directors, Ben Zion Hod and Haim Fainaro, were elected by our shareholders in 2003 for initial three-year terms, which will end on July 31, 2006 and August 28, 2006, respectively, and are being submitted as nominees for re-election for additional three-year terms. If re-elected, their new three-year terms will commence upon the termination of their initial terms and they will receive fixed remuneration, both annual fees and fees for participation in meetings of the Board of Directors and its committees, in an amount prescribed by Israeli law. These amounts, in New Israeli Shekels, today equal approximately $10,000 as an annual fee and approximately $400 as a meeting participation fee.

     Mr. Hod is a certified public accountant in Israel and for the past 11 years has served as company controller for Zim Integrated Shipping Services Ltd. Prior to joining Zim, he served as a senior manager at Kesselman & Kesselman, the Israeli affiliate of PricewaterhouseCoopers. Mr. Hod holds a B.A. in economics from the Haifa University.

     Mr. Fainaro is a certified public accountant in Israel where he has managed a private accounting practice since 1969. Mr. Fainaro previously served as the Company’s internal auditor and as its public director from 1988 to 1993. He holds a B.A. in accounting from the Hebrew University of Jerusalem.

     The Board of Directors has determined that both candidates are deemed to have “expertise in finance and accounting” as such term is defined in the regulations promulgated under the Companies Law.

     Under regulations promulgated under the Companies Law, if a company wishes to grant options to its Statutory Independent Directors, such grant may not be less than the number of options granted to any other non-executive director (as defined in such regulations) nor more than the average number of options granted to such other non-executive directors. In addition, the number of options to be granted to the Statutory Independent Directors must be fixed prior to their acceptance of the nomination, and such grant must be approved by each of the Company’s Audit Committee, Board of Directors and shareholders, in that order.

     On May 30, 2002, the shareholders adopted a resolution whereby “the aggregate number of options which the Company may grant to each of its directors, other than to its directors who are controlling shareholders, during any fiscal year, shall not exceed 50,000 options, subject to adjustment pursuant to the terms of the applicable plan under which such options are granted and for reasons stated therein including but not limited to stock splits, stock dividends and mergers in which the Company is the surviving corporation, the exact number of options and date of grants to be determined and approved by the Company’s Stock Option Committee, Audit Committee and Board of Directors.”

     Each of the Company’s Stock Option Committee, Audit Committee and Board of Directors have approved the grant of an aggregate of 22,500 stock options with identical terms to each of the Company’s non-executive directors and Statutory Independent Directors, as follows: 5,000 options to be granted on January 10, 2007, 7,500 options to be granted on January 9, 2008 and 10,000 options to be granted on January 14, 2009. The exercise price of the options will be equal to the fair market value of the Company’s Ordinary Shares on the date of grant and the remaining terms and conditions of such options shall be as is customary for grants to the Company’s non-executive directors.

     The Board of Directors will present the following Resolution at the Extraordinary General Meeting of Shareholders:

“RESOLVED to re-appoint Mr. Ben Zion Hod and Mr. Haim Fainaro as Statutory Independent Directors of the Company for additional three-year terms commencing as of July 31, 2006 and August 28, 2006, respectively, and to grant an aggregate of 22,500 stock options to each Statutory Independent Director as follows: 5,000 options to be granted on January 10, 2007, 7,500 options to be granted on January 9, 2008 and 10,000 options to be granted on January 14, 2009. The exercise price of the options shall be equal to the fair market value of the Company’s Ordinary Shares on the date of grant and the remaining terms and conditions of such options shall be as is customary for grants to non-executive directors.”

     Under the Companies Law, the affirmative vote of the holders of a majority of the voting power of the Company represented at the meeting in person or by proxy and voting thereon is necessary for approval of the Resolution approving the re-election of each of Mr. Hod and Mr. Fainaro as Statutory Independent Directors, provided that the approval of this Resolution also requires that either: (i) the said majority include at least one-third of the votes of the non-controlling shareholders (as defined in the Israeli Securities Law -1968) who are present in person or by proxy and voting on the Resolution, or (ii) the total votes cast in opposition to the Resolution by the non-controlling shareholders does not exceed 1% of the aggregate voting rights in the Company.

BY ORDER OF THE BOARD OF DIRECTORS,

Barrie Levitt, M.D.
Chairman of the Board of Directors

Dated: June 28, 2006